Exhibit 10.6

English-Language Summary of Employment Agreement with Mr. Anton de Vries

Mr. de Vries has been party to employment agreements with predecessor companies since September 1977. Mr. de Vries’ contract was last amended in November 2006. The current employment agreement filed herewith is written in Dutch. Such employment agreement with Mr. de Vries is a basic employment agreement that provides for base salary including a holiday allowance, a mobility allowance, participation in a pension plan and for participation in other standard benefit programs. The employment agreement with Mr. de Vries does not provide for any benefit upon termination or change in control. See “Compensation Discussion and Analysis – Elements of Compensation Program – Severance Arrangements” in this Information Statement for potential severance benefits that Mr. de Vries could be eligible to receive pursuant to the Dutch Severance Formula or our Social Plan.

INDIVIDUELE ARBEIDSOVEREENKOMST

De ondergetekenden

Basell Sales and Marketing Company B.V.,locatie Hoofddorp, hierna te noemen “werkgever” en Anton de Vries hierna te noemen “werknemer”, verklaren het volgende te zijn overeengekomen.

Artikel 1

Dienstverband

1.1	Werknemer treedt per 1 juli 2006 bij werkgever in dienst als President Advanced Polyolefins.

1.2	De overeenkomst is aangegaan voor onbepaalde tijd.

1.3	Er geldt geen proeftijd.

1.4	Ieder der partijen kan het dienstverband door opzegging beëindigen. Deze opzegging dient schriftelijk voor het eind van de kalendermaand te geschieden met inachtneming van een termijn van 1 maand, tenzij artikel BW 7:672 een langere termijn vereist.

1.5	Het dienstverband eindigt voorts op de laatste dag van de kalendermaand, waarin de werknemer de pensioengerechtigde leeftijd bereikt; behoudens een afwijkende regeling in het kader van pensionering met wederzijdse overeenstemming.

Artikel 2

Werktijd en vakantie

2.l	De werktijd bedraagt 40 uur per week.

2.2	Werknemer heeft met behoud van salaris, recht op 28 vakantiedagen volgens de geldende regeling.

Basell Sales & Marketing Company B.V.
Hoeksteen 66	P.O. Box 625		Registered at Chamber
2132 MS Hoofddorp	2130 AP Hoofddorp	Tel +31 (0)20 4468 644	of Commerce Amsterdam
The Netherlands	The Netherlands	Fax +31 (0)20 4468 649	no. 34245062
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Artikel 3

Salaris, vakantietoeslag, arbeidsvoorwaarden en reiskostenvergoeding

3.l	Werknemer ontvangt een bruto jaarsalaris inclusief vakantiegeld van € 226.000

Dit salaris wordt met toepassing van een Nederlandse hypotax berekening door International Mobility omgerekend naar een netto salaris wat vervolgens via de Nederlandse salarisadministratie wordt uitgekeerd.

3.2	Werknemer zal een jaarlijkse mobility premium ontvangen die gelijk is aan 8% van het bruto jaarsalaris inclusief vakantiegeld.

3.3	Werknemer verklaart zich akkoord met de arbeidsvoorwaarden, en eventuele toekomstige wijzigingen, waarvan de werknemer een exemplaar heeft ontvangen.

Artikel 4

Pensioenregeling

4.1	Werkgever heeft een pensioenregeling ingesteld.

4.2	Indien de werknemer is aangesteld voor langer dan 1 jaar of voor onbepaald tijd, dan zal hij met ingang van de aanstellingsdatum deelnemen aan de pensioenregeling overeenkomstig de geldende bepalingen.

4.3	Om toe te treden tot de pensioenregeling dient de werknemer de leeftijd te hebben bereikt van 21 jaar.

Artikel 5

Arbeidsongeschiktheid

5.l	Werknemer is varplicht ziekte of ander soort arbeidsongeschiktheid onverwijld aan de werkgever te melden en zich te houden aan de hiervoor geldende regelingen

5.2	In geval van arbeidsongeschiktheid zal de werkgever gedurende de eerste twaalf maanden van arbeidsongeschiktheid het volledige brutoloon doorbetalen zolang de werknemer in dienst van de werkgever is en zich houdt aan de geldende instructies.

5.3	Bij voortduxing van de arbeidsongeschiktheid zal de werkgever gedurende de tweede periode van twaalf maanden arbeidsongeschiktheid 70% van het butoloon doorbetalen.

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Artikel 6

Veiligheid en gezondheid

6.1	Werkgever draagt er zorg voor dat alle maatregelen, die er in het kader van veiligheid en gezondheid van werknemer tijdens het werk noodzakelijk zijn, worden genomen

6.2	Werknemer zal zover dit redelijkerwijs mag worden verwacht, vermijden om handeligen te verrichten, die de eigen veiligheid en gezondheid of die van anderen in gevaar brengen of schade aan eigendommen van werkgever aanbrengen.

6.3	Werknemer zal zich houden aan veiligheidsvoorschriften.

Artikel 7

Overplaatsingen

7.1	De dienstbetrekking bij werkgever kan leiden tot overplaatsing in een andere functie al dan niet in dezelfde standplaats.

7.2	In geval van overplaatsing naar een andere standplaats zal vooraf overleg tussen werkgever en werknemer plaatsvinden.

Artikel 8

Nevenbetrekkingen

8.1	Zonder toestemming van werkgever zal werknemer niet direct of indirect:

1.	belang hebben bij werken of aanbesteding van een tot Basell Groep behorende maatschappij, dan wel leveranties of diensten, die aan of door een zodanige maatschappij worden gedaan of verleend;

2.	in verband met zijn werkzaamheden in dienst van werkgever, van derden ten eigen bate enig voordeel, in welke vorm of benaming ook, aannemen of bedingen;

3.	personeel of eigendommen van werkgever of van daarmee verbonden maatschappij ten eigen bate laten dienen.

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Artikel 9

Geheimhouding

9.1	Werknemer verplicht zich zowel tijdens als ook na beëindiging van de arbeidsovereenkomst absolute geheimhouding jegens een ieder te betrachten over alle bijzonderheden omtrent bedrijfsaangelegenheden – in de ruimste zin des woords- van werkgever of van in welke rechtsvorm dan ook tot het bedrijf van werkgever behorende ondernemingen. Bovendien dient de werknemer alle redelijk te achten maatregelen te treffen om te voorkomen, dat personen, die geen kennis behoren te dragen van bedrijfsgeheimen, de gelegenheid zou worden geboden van deze bedrijfsgeheimen kennis te nemen.

9.2	Werknemer dient alle correspondentie en alle bedrijfsbescheiden ook al zijn ze gesteld en getekend op papier van werknemer of aan werknemer persoonlijk geadresseerd, bij het einde van de dienstbetrekking ongevraagd en onverwijld aan werkgever ter hand te stellen.

Artikel 10

Concurrentiebeding

10.1	Behoudens schriftelijke toestemming van werkgever is het werknemer verboden zowel gedurende de loop van de arbeidsovereenkomst als gedurende 12 maanden na beëindiging daarvan direct of indirect, hetzij voor, door of met anderen een onderneming te drijven of op enigerlei wijze werkzaam, behulpzaam of betrokken te zijn, hetzij financieel of anderszins belang te hebben bij een bestaande of nog op te richten onderneming, die artikelen fabriceert, verhandelt of exploiteert, soortgelijk of verwant aan die, gefabriceerd, verhandeld of geëxploiteerd worden door werkgever of door een in welke rechtsvorm dan ook tot het badrijf van werkgever behorende onderneming.

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Artikel 11

Octrooibeding

11.1	Uitvindingen waarvan gedurende en vanwege het dienstverband wordt gewerkt, zijn eigendom van de werkgever. Werknemer verplicht zich dan ook nimmer octrooi –hoe genaamd ook- op eigen naam te zullen aanvagen. Werkgever heeft het recht maar niet de plicht op het onderwerp van de uitvinding octrooi aan te vragen. Werknemer verbindt zich alle eventuele dan gewenste medewerking voor de octrooi - aanvraag te zullen verlenen.

Aldus overeengekomen en getekend te Hoofddorp,

Werknemer:	Werkgever:

Anton de Vries	Rick Gutierrez

Datum: 02.11.06	Datum:

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